Exhibit 10.3

Execution Version

FIRST AMENDMENT TO RESTRICTED STOCK AGREEMENT

THIS FIRST AMENDMENT is made and entered into effective as of the 1st day of August, 2023, by and between WESBANCO, INC., hereinafter referred to as “Company” and TODD F. CLOSSIN, hereinafter referred to as “Employee”.

WHEREAS, Employee has been granted Restricted Shares under the terms of those certain restricted stock agreements dated May 24, 2023; May 18, 2022; May 19, 2021; May 27, 2020; May 15, 2019; May 16, 2018; and May 16, 2017 by and between the Company and Employee (collectively the “Original Agreement”);

WHEREAS, in connection with the amendment to that certain Amended and Restated Employment Agreement dated as of April 24, 2014 by and among Wesbanco Bank, Inc., the Company and Employee, the Company and Employee desire to amend certain terms of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, the parties intending to be legally bound hereby agree as follows:

1. Section 4 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

4. Forfeiture of Restricted Shares. If Employee’s employment with the Company and all of its direct or indirect subsidiaries is terminated by either party for any reason, including, but not limited to, the involuntary termination of Employee’s employment with the Company for any reason, with or without cause, other than the Employee’s death, Disability or Retirement with the consent of the Company (i) all rights of the Employee to the Restricted Shares which remain subject to the Restrictions shall terminate immediately and be forfeited in their entirety, and (ii) the forfeited Restricted Shares and any stock certificate or certificates representing the forfeited Restricted Shares shall be cancelled. If the Employee dies or becomes Disabled, the Employee (or the Employee’s beneficiary) shall receive the Restricted Shares when, if and to the extent, the Restrictions lapse under Paragraph 3. If the Employ retires with the consent of the Company, the Employee shall receive the Restricted Shares when, if and to the extent, the Restrictions lapse under Paragraph 3 provided, however, that in the event that the Employee breaches the terms of Section 10 of this Agreement prior to the lapse of such Restrictions, then (i) all rights of the Employee to the Restricted Shares which remain subject to the Restrictions shall terminate immediately and be forfeited in their entirety, and (ii) the forfeited Restricted Shares and any stock certificate or certificates representing the forfeited Restricted Shares shall be cancelled.

2. Section 10 of the Original Agreement is hereby amended by (i) changing the heading of Section 10 to “Non-solicitation and Non-competition”; (ii) identifying the existing provision of Section 10 as Section 10(a) and (iii) adding the following provision as Section 10(b):

(b) Unless the Company permits in writing otherwise, as of the Date of Grant and continuing for a period of 29 months immediately following the date of Employee’s termination of employment, Employee shall not directly or indirectly engage in or become associated as an employee, consultant, partner, owner, agent, stockholder, officer or director of, or otherwise have a business relationship with, any Person or organization engaged in, or about to become engaged in, a business that competes, directly or indirectly, with the business of Company or its subsidiaries within the states of Ohio, Pennsylvania, West Virginia, Kentucky, Maryland, Indiana and Tennessee.

3. In all other respects, the terms and conditions of the Original Agreement are continued in full force and effect and are hereby ratified, confirmed and acknowledged.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the 21st day of July, 2023.

WESBANCO, INC.

By	/s/ Jeffrey H. Jackson
Its	SR. EVP & COO

/s/ Todd F. Clossin
TODD F. CLOSSIN